EXHIBIT NO. 99: Press release of Alcan Inc. dated 8 February, 2005.
Press Release

FOR IMMEDIATE RELEASE

ALCAN REPORTS FOURTH QUARTER RESULTS

FINANCIAL HIGHLIGHTS

-	Operating earnings for the fourth quarter were US$0.30 per share compared to US$0.37 per share a year earlier. Full year operating earnings per share were up 29%;

-	Loss from continuing operations for the quarter of US$1.44 per share versus income of US$0.36 per share a year earlier, reflecting non-cash impairment charges.

-	Solid business group performance, in line with normal seasonal patterns.

-	Integration synergy benefits of US$101 million realized in year, well ahead of target.

MONTREAL, CANADA - February 8, 2005 - Alcan Inc. (NYSE, TSX: AL) today reported a fourth quarter loss from continuing operations of US$529 million, or US$1.44 per common share compared to income of US$115 million, or US$0.36 per common share, a year earlier. For the full year, income from continuing operations was US$60 million, or US$0.15 per common share, compared to US$262 million, or US$0.79 per common share, for 2003. Results from continuing operations for both the fourth quarter and the full year 2004 included a non-cash goodwill impairment charge of US$346 million, mainly related to European fabricating assets acquired as part of Pechiney, triggered by the strong appreciation of the euro.

Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$111 million, or US$0.30 per common share in the fourth quarter as compared to US$121 million, or US$0.37 per common share, a year earlier.  For the full year, operating earnings were US$800 million, or US$2.16 per common share, compared to US$545 million, or US$1.67 per common share, in the prior year.  Operating earnings for the fourth quarter included the negative effects of mark-to-market losses on derivatives of US$0.09 per share after tax and year-end accounting adjustments of US$0.13 per share after tax mainly related to inventories and depreciation expense of former Pechiney units.

"The underlying performance of our business during the quarter was solid and very much in line with typical seasonal patterns," said Travis Engen, President and CEO. "That strength is clearly reflected in business group profits. There were, however, several non-cash charges that reduced GAAP and operating earnings, mainly as a result of sharp currency movements and accounting adjustments related to the acquisition of Pechiney," he added.

"The year as a whole was marked by improved operating earnings and excellent progress against our strategic agenda. We moved quickly on the integration of Pechiney, realizing synergies well in excess of our targets. Through our timely execution of the Novelis spin-off in early January of this year, we have strengthened our financial position and significantly transformed our business portfolio, laying an even more promising foundation for the future."

"Fundamentals for primary aluminum and our key end markets remain positive. While we expect to face headwinds from higher input costs in the near term, we are confident we will meet the challenge," he concluded.

Operating earnings for the fourth quarter of 2004 were US$10 million lower than in the comparable quarter of last year. While the company benefited from higher aluminum prices, improved volumes and contributions from acquisitions and synergies, these were more than offset by the negative impact of the weaker U.S. dollar and higher costs for energy and raw materials.

On a sequential quarter basis, operating earnings declined by US$159 million, reflecting normal seasonal effects, the falling U.S. dollar and higher costs for energy and raw materials. Partially offsetting these factors was the benefit from higher aluminum prices.  After adjusting for mark-to-market impacts on derivatives and year-end accounting changes related to inventories and depreciation, operating earnings declined by approximately 30%.

	Fourth Quarter		Full Year		Third Quarter
(US$ millions, except where indicated)	2004	2003	2004	2003	2004
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items*	111	121	800	545	270
Foreign currency balance sheet translation	(102)	(59)	(153)	(326)	(123)
Other Specified Items (OSIs)
Synergy costs	(32)	(14)	(44)	(14)	3
Restructuring charges	(14)	(11)	(41)	(26)	(17)
Asset impairments	(65)	(2)	(66)	(4)	-
Goodwill impairments	(346)	(28)	(346)	(28)	-
Gains from non-routine sales of assets,
businesses and investments	3	11	54	39	5
Tax adjustments	10	85	13	72	46
Novelis costs	(31)	-	(31)	-	-
Legal and environmental provisions	(6)	(10)	(7)	(17)	-
Pechiney financing-related gains (losses)		57	(2)	65	-
Purchase accounting and related adjustments	(45)	(32)	(112)	(32)	(11)
Other	(12)	(3)	(5)	(12)	(2)
Other Specified Items (sub-total)	(538)	53	(587)	43	24
Income (Loss) from continuing operations	(529)	115	60	262	171
Income (Loss) from discontinued operations	(9)	(19)	6	(159)	(4)
Cumulative effect of accounting change	-	-	-	(39)	-
Net income (Loss)	(538)	96	66	64	167

Earnings (Loss) per share (US$ per share)
Operating earnings	0.30	0.37	2.16	1.67	0.73
Income (Loss) from continuing operations	(1.44)	0.36	0.15	0.79	0.46
Net income (Loss)	(1.46)	0.30	0.16	0.18	0.45
Average number of shares outstanding (millions)	369.4	322.4	368.2	321.9	368.4

* See Operating Earnings from Continuing Operations for an explanation of the Company's use of this measure.

Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses as discontinued operations.

Income from continuing operations for the fourth quarter of 2004 included a primarily non-cash, after-tax loss of US$102 million, or US$0.28 per common share, for the effects of foreign currency balance sheet translation, compared to an after-tax loss of US$59 million, or US$0.18 per common share, in the year-ago quarter. In the third quarter of 2004, income from continuing operations included a translation loss of US$123 million, or US$0.33 per common share. Also included in income from continuing operations for the fourth quarter was a net after-tax charge of US$538 million, or US$1.46 per common share, for Other Specified Items as compared to a net after-tax gain of US$53 million, or US$0.17 per common share, in the corresponding period of 2003. In the third quarter of 2004, Other Specified Items were a net after tax gain of US$24 million, or US$0.06 per common share.  Other Specified Items are detailed below.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  The further weakening of the U.S. dollar in the fourth quarter of 2004, principally against the Canadian dollar, resulted in the company recording a translation loss of US$102 million as compared to losses of US$59 million in the year-earlier fourth quarter and US$123 million in the third quarter of 2004.  Although these effects are primarily non-cash in nature, they can have a significant impact on the company's net income.

Other Specified Items

Other Specified Items (OSIs - see Definitions) in the fourth quarter produced a net after-tax charge of US$538 million versus a net after-tax gain of US$53 million in the year ago quarter.  The principal items included in OSIs in the fourth quarter of 2004 were a goodwill impairment charge of US$346million, an asset impairment charge of US$65 million related to two rolling mills in Italy, purchase accounting and related adjustments of US$45 million, expenses of US$31 million related to the spin-off of Novelis and synergy costs of US$32 million.  Purchase accounting for the Pechiney acquisition was finalized during the fourth quarter.

As required under GAAP, the company annually tests for goodwill impairment in the fourth quarter. At the time of acquisition, Pechiney's businesses were valued with the assistance of an independent appraiser. These valuations were based on prevailing exchange rates and metal prices combined with Pechiney's internal planning assumptions. Since that time, the strong appreciation of the euro coupled with a reassessment of plan assumptions has adversely affected the value of several fabricating facilities in the Engineered Products group, mainly in Europe.  This resulted in a non-cash charge of US$346 million in the fourth quarter of 2004.

In the fourth quarter of 2003, the principal items in OSIs included one-time favourable tax benefits of US$85 million arising from changes in Australian tax legislation, currency-related gains of US$57 million on the financing of the Pechiney acquisition, gains of US$11 million on sales of assets in the U.K and an extrusion business in Malaysia. Partially offsetting these were after-tax charges of US$32 million for purchase accounting adjustments related to in-process research and development, a goodwill impairment of US$28 million related to Engineered Products, synergy costs of US$14 million, restructuring costs of US$11 million  for a packaging operation in Switzerland and US$10 million for environmental provisions in the United States. OSIs in the third quarter of 2004 included a deferred tax recovery of US$46 million related to further restructuring of Pechiney legal entities, restructuring charges of US$17 million related principally to the closure of a rolled products facility in the United Kingdom and a US$7 million charge for a purchase accounting adjustment related to inventory.

Discontinued Operations and Net Income

In December, Alcan announced that it had reached separate agreements to sell the Pechiney Électrométallurgie (PEM) ferroalloy business and its interest in Aluminium de Grèce (AdG). Results from discontinued operations include these businesses as well as copper, ores and concentrates trading activities and certain non-core engineered products operations.  Collectively, discontinued operations recorded an after-tax loss of US$9 million in the fourth quarter, which included after-tax mark-to-market losses on derivatives of US$6 million.  In the year-ago fourth quarter, discontinued operations recorded after-tax loss of US$19 million.

After including the results of discontinued operations, the company reported a net loss of US$538 million, or US$1.46 per common share, compared to net income of US$96 million, or US$0.30 per common share, a year earlier.  Net income was US$167 million, or US$0.45 per common share, in the third quarter of 2004.

During the fourth quarter of 2004, Alcan divested zinc and lead trading operations.  The Ravenswood rolled products facility in the United States, previously included in discontinued operations, has been reclassified to continuing operations as it is no longer subject to regulatory divestment obligations following the spin-off of Novelis. The Ravenswood facility is now part of the Engineered Products group.

Integration Costs and Other Items

Included in operating earnings for the fourth quarter were pre-tax expenses of US$21 million associated with the integration of Pechiney. These expenses do not form part of the costs to realize synergy benefits, but principally reflect those expenses incurred in order to align management and compliance systems.

Operating earnings for the fourth quarter of 2004 included a pre-tax loss of US$24 million (US$0.09 per common share after tax) arising from the marking to market of derivatives as compared to a pre-tax loss of US$27 million (US$0.08 per common share after tax) in the year-ago fourth quarter and a pre-tax gain of US$23 million (US$0.04 per common share after tax) in the third quarter of 2004.  As discussed above, results from discontinued operations for the fourth quarter of 2004 included a pre-tax mark-to-market loss of US$3 million as compared to a pre-tax loss of US$7 million in the third quarter.

Results for the fourth quarter of 2004 included non-cash expenses of US$4 million for stock options as compared to US$4 million in the year-ago quarter and US$3 million in the third quarter of 2004.

For the fourth quarter, the average number of common shares outstanding was 369.4 million compared to 322.4 million in the comparable year-ago quarter and 368.4 million in the third quarter of 2004.  The year-over-year increase primarily reflects the additional shares issued in connection with the Pechiney acquisition.  At December 31, 2004, there were 369.9 million shares outstanding.

	Fourth Quarter		Full Year		Third Quarter
(US$ millions, unless otherwise noted)	2004	2003	2004	2003	2004
Sales & operating revenues	6,518	3,567	24,885	13,850	6,169
Shipments (thousands of tonnes)
Ingot products*	490	413	1,907	1,552	457
Rolled products	556	479	2,341	2,022	605
Conversion of customer-owned metal	106	101	415	403	112
Aluminum used in engineered products & packaging	276	123	1,166	531	292
Total aluminum volume	1,428	1,116	5,829	4,508	1,466
Ingot product realizations (US$ per tonne)	1,992	1,642	1,887	1,605	1,899
Average London Metal Exchange 3-month price
(US$ per tonne)	1,814	1,521	1,721	1,428	1,716
* Includes primary and secondary ingot and scrap aluminum
Prior period information has been restated to reflect the adoption of U.S. GAAP, effective January 1, 2004, and the reclassification of certain businesses to or from discontinued operations.

Sales and Operating Revenues

Sales and operating revenues were US$6.5 billion in the fourth quarter, up US$3 billion from a year earlier.  Of the increase, approximately US$1.8 billion was the result of the acquisition of Pechiney, with the remainder mainly reflecting higher prices, improved volumes and the stronger euro.  Revenues were up US$349 million from the third quarter of 2004, reflecting higher LME prices.

Total aluminum volume, at 1,428 thousand tonnes (kt), was up 312kt from a year earlier but was 38kt lower than in the third quarter of 2004. The year-over year increase largely reflects the acquisition of Pechiney.  The sequential quarter decline mainly reflected normal seasonal slowing for rolled products.

Ingot product realizations, at US$1,992 per tonne, were US$350 per tonne higher than in the year-ago quarter and US$93 per tonne higher than in the third quarter, reflecting a better balance between supply and demand for primary aluminum.  Local market premia remain at historically high levels.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

Business Group Profit

Business Group Profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset and goodwill impairments, which are not under the control of the business groups.  These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent the way the business groups are managed.  However, with the adoption of U.S. GAAP, the BGP of these joint ventures is now removed from total BGP for the company and the net after-tax results are reported as equity income.

The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

	Fourth Quarter		Full Year		Third Quarter
(US$ millions)	2004	2003	2004	2003	2004
Business Group Profit (BGP)
Bauxite and Alumina	123	49	464	191	125
Primary Metal	311	208	1,518	814	368
Engineered Products	77	24	324	103	66
Packaging	160	95	657	354	162
Rolled Products Americas and Asia	89	84	398	344	103
Rolled Products Europe	51	46	250	224	61
Equity accounted joint venture eliminations	(83)	(39)	(242)	(147)	(54)
Change in fair market value of derivatives	(26)	33	(28)	107	10
	702	500	3,341	1,990	841

Corporate Items
Intersegment, corporate offices and other	(385)	(175)	(932)	(390)	(155)
Depreciation & amortization	(363)	(217)	(1,345)	(862)	(322)
Interest	(93)	(60)	(346)	(212)	(73)
Income taxes	(67)	92	(367)	(258)	(134)
Equity income	24	7	70	38	13
Minority interests	(1)	(4)	(15)	(16)	1
Goodwill impairment	(346)	(28)	(346)	(28)	-
Income (Loss) from continuing operations	(529)	115	60	262	171
Prior period information has been restated to reflect the reclassification of certain businesses to or from discontinued
operations and , except for currency derivatives related to the Company's Korean subsidiary, the removal of changes in the fair market value of derivatives from individual business group profits. Results of operations previously included in segregated businesses have been reclassified to business group results for all periods presented.

With the completion of the Novelis spin-off in January 2005, certain businesses previously reported as Segregated Businesses within BGP, have been moved under the management of the business groups.  The Neuf Brisach facility is now within Engineered Products, while the Annecy and Rugles facilities are within Rolled Products Europe.   The BGPs of the affected business groups for prior quarters of 2004 have been restated to reflect these changes.  In addition, prior quarter BGPs have been restated to reflect the reclassification of certain operations to or from discontinued operations.  The Ravenswood facility is now included in Engineered Products.  Results from Alcan's interest in AdG, which were previously included in Bauxite and Alumina and Primary Metal, have now been reclassified to discontinued operations.  Likewise, PEM has been removed from the results of Primary Metal.

Bauxite and Alumina: BGP for the fourth quarter was US$123 million, up US$74 million from the year-ago quarter.  This sharp improvement mainly reflected contributions from former Pechiney sites and benefits from higher alumina prices.  These positive factors were partially offset by higher raw material, energy and freight costs and by the impact of the weaker U.S. dollar on operating costs and balance sheet translation.  Compared to the third quarter of 2004, BGP decreased US$2 million.  While selling prices for alumina were higher in the fourth quarter, benefits were offset by the unfavourable impact of the weaker U.S. dollar, as well as higher freight and fuel costs.  On a sequential quarter basis, results for the first quarter of 2005 are expected to decline as benefits from higher average contract prices for alumina are more than offset by reduced spot alumina sales, due partly to the pending divestment of AdG.

Primary Metal: BGP for the fourth quarter was US$311 million, an increase of US$103 million from the year-ago quarter.  The year-over-year improvement reflected benefits from higher metal price realizations, an improved product mix, as well as contributions from Pechiney operations. These positive variances were partially offset by the adverse impact of the weakening U.S. dollar on operating costs and on balance sheet translation, higher costs for alumina, freight and fuel-related raw materials and increased pot re-lining costs at the Alma smelter.  BGP for the year-ago fourth quarter included a favorable adjustment of US$40 million for asset retirement obligations. On a sequential quarter basis, BGP decreased by US$57 million.  Benefits from higher metal price realizations were more than offset by the impact of the weaker U.S. dollar on operating costs, higher costs for alumina, energy and fuel related-raw material prices, and normal seasonal maintenance expenditures and restart costs at the Becancour smelter. First quarter results are expected to improve sequentially, as benefits from higher metal prices, production increases at the Alouette and Becancour smelters and lower maintenance spending more than offset higher alumina and other raw material costs.

Engineered Products: BGP for the fourth quarter was US$77 million, up US$53 million from the year-ago quarter, mainly reflecting the acquisition of Pechiney. Increased sales of composite and cable products offset the impact of higher costs for energy and fuel-related inputs such as PVC, polyethylene and plastic.  On a sequential basis, BGP was up US$11 million as benefits from improved selling prices and cost reductions more than offset the impact of normal seasonal slowing and higher costs, most notably for raw materials, integration activities and restructuring programs. First quarter results are expected to improve sequentially, as normal seasonal improvement, cost reductions, acquisition synergies and price increases more than offset higher raw material costs.

Packaging: BGP for the fourth quarter was US$160 million, up US$65 million from the year-ago quarter. The increase reflected the acquisition of Pechiney, internal volume growth, the realization of acquisition synergies and the impact of the stronger euro. These positive factors were partially offset by a significant escalation in raw material costs, most notably for films and resins. Compared to the third quarter of 2004, BGP was essentially unchanged as the group was able to offset the impact of rising input costs through volume gains, selling price increases and the acceleration of acquisition synergies. On a sequential quarter basis, first quarter results are expected to reflect seasonal volume growth and price improvements, offsetting higher costs for raw materials.

Rolled Products: Effective January 6, 2005, Alcan's rolled products business, together with certain other assets, was spun-off into an independent company named Novelis Inc.

BGP for Rolled Products Americas and Asia was US$89 million in the fourth quarter, up US$5 million from the year-ago quarter. Benefits from increased shipments and improved conversion prices, reflecting solid market conditions in all regions, were partially offset by unfavourable metal price lags and currency effects from the weaker U.S. dollar. Shipments for the year were a new record.  On a sequential quarter basis, BGP was US$14 million lower largely due to normal seasonal effects in North America.  Higher costs and negative currency effects were offset by favourable metal price lags.  The acquisition of Pechiney did not materially affect this group.

BGP for Rolled Products Europe was US$51 million in the fourth quarter, an increase of US$5 million over the year-ago quarter.  The group's results mainly benefited from cost reductions, contributions from former Pechiney operations, as well as from the translation of euro-denominated results into U.S. dollars. Partly offsetting these positive factors were provisions of US$11 million for both restructuring and environmental issues. BGP was US$10 million lower than in the third quarter due to normal seasonal effects. While some end markets are showing modest improvement, the strong euro continues to keep margins under pressure.

Change in fair market value of derivatives: For the fourth quarter of 2004, BGP included mark-to-market losses of US$32 million, of which a loss of US$6 million is included in results for the Rolled Products Americas and Asia group, with a further gain of US$8 million included in Intersegment, corporate offices and other.  The company uses derivatives to hedge specific, underlying exposures which will offset these largely non-cash, mark-to-market losses over time.  Alcan is engaged in an ongoing review of its currency exposures and selectively applies hedge accounting to its currency derivatives. In the future, the company will further adopt hedge accounting where appropriate, with the intent of largely eliminating the impact of mark-to-market fluctuations on income.

Corporate Items

The Intersegment, corporate offices and other expense category includes the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items. In the fourth quarter of 2004, non-operating items totaled US$207 million and were related to asset impairments, purchase accounting and related adjustments, Novelis spin-off costs and synergy costs.  Excluding these items, the year-over-year increase mainly reflects the acquisition of Pechiney and the impact of higher metal prices on intercompany profit deferrals.

Depreciation and amortization expenses, at US$363 million, were US$146 million higher than in the year-ago quarter primarily reflecting the impact of the Pechiney acquisition. Expenses increased US$41 million over the third quarter of 2004 largely due to currency impacts and purchase accounting adjustments.  Capital spending was 138% of depreciation versus 134% in the year-ago quarter and 84% in the prior quarter.

Interest expense, at US$93 million in the fourth quarter, was US$33 million higher than in the prior-year quarter, reflecting the impact of debt raised to finance the Pechiney transaction together with debt assumed upon acquisition.  Compared to the third quarter of 2004, interest expense increased US$20 million due to higher interest rates.

Investments in entities over which Alcan has significant influence but does not control are accounted for using the equity method.  Equity income was US$24 million in the fourth quarter, US$17 million higher than in the year-ago quarter, and US$11 million higher than in the third quarter of 2004.

The Company's effective tax rate on income from continuing operations was negative 14% for the fourth quarter and 99% for the year.  The negative effective tax rate in the quarter was principally due to the non-tax deductible charges of US$346 million for the impairment of goodwill, an asset impairment charge of US$65 million and the impact of the stronger Canadian dollar.

Cash Flow and Debt

Cash from continuing operations was US$338 million in the fourth quarter of 2004 after payment of US$110 million to Powerex to settle a claim related to the collapse of Enron. This compares to US$605 million a year earlier.  After dividends of US$59 million and capital expenditures of US$500 million, free cash flow (defined below) from continuing operations was negative US$221 million for the fourth quarter of 2004.  In the year-ago quarter, after dividends of US$50 million and capital expenditures of US$291 million, free cash flow from continuing operations was US$264 million.  Capital expenditures were higher in the current year's quarter as a result of the inclusion of Pechiney's spending, as well as for expenditures related to the expansion of the Alouette smelter in Quebec and the Gove alumina refinery in Australia.

Debt as a percentage of invested capital at December 31, 2004 was 46%, compared to 45% at the end of the end of the third quarter.

OUTLOOK AND EARNINGS SENSITIVITIES

Reflecting continuing strong industry fundamentals, the average LME 3-month price for the fourth quarter was US$1,814 per tonne, US$98 per tonne higher than the average for the third quarter. North American market premia remained at historic highs.  For the year as a whole, world primary aluminum consumption increased 9.6%, well above its historic trend, driven by higher industrial production in most economies.

For 2005, Alcan expects that world demand growth for primary aluminum will moderate to approximately 4%, while incremental production from new capacity and restarts during the year will increase world supply by 5.7%.  With supply increasing faster than demand, Alcan forecasts a market deficit of about 200 kt for 2005, compared to an estimated deficit of 685 kt in 2004.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on net income from continuing operations. Sensitivities are post the Novelis spin-off.

	Increase in rate / price	US$M	US$ / share
Economic impact of changes in period-average exchange rates
European currencies	US$0.10	(56)	(0.15)
Canadian dollar	US$0.10	(110)	(0.30)
Australian dollar	US$0.10	(40)	(0.11)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	US$0.10	(170)	(0.46)
Australian dollar	US$0.10	(20)	(0.05)
Economic impact of changes in period-average LME prices*
Aluminum	US$100/t	170	0.46

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs approximately 73,000 people and has operating facilities in 56 countries and regions.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon.  The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits, the company's ability to dispose of assets at the anticipated prices and other factors within the countries in which the company operates or sells its products and other factors relating to the company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Generally Accepted Accounting Principles.

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Free cash flow" consists of cash from operations less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday, February 8, 2005 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

MEDIA CONTACT: Anik Michaud	INVESTOR CONTACT: Corey Copeland
Tel.: (514) 848-8151	Tel. (514) 848-8368

Conference call numbers:	Conference call numbers:
North America (800) 443-7192	North America (800) 448-0203
Local & overseas (415) 537-1849	Local & overseas (415) 537-1959

ALCAN INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Fourth Quarter		Year
Periods ended December 31	2004	2003*	2004	2003*
(in millions of US$, except per share amounts)
Sales and operating revenues	6,518	3,567	24,885	13,850

Costs and expenses
Cost of sales and operating expenses	5,374	2,877	20,219	11,171
Depreciation and amortization	363	217	1,345	862
Selling, administrative and general expenses	456	227	1,612	758
Research and development expenses	66	94	239	190
Interest (note 3)	93	60	346	212
Goodwill impairment	346	28	346	28
Other expenses (income) - net	305	44	406	131
	7,003	3,547	24,513	13,352
Income (Loss) from continuing operations before income
taxes and other items	(485)	20	372	498
Income taxes	67	(92)	367	258
Income (Loss) from continuing operations before other
items	(552)	112	5	240
Equity income	24	7	70	38
Minority interests	(1)	(4)	(15)	(16)
Income (Loss) from continuing operations	(529)	115	60	262
Income (Loss) from discontinued operations	(9)	(19)	6	(159)
Income (Loss) before cumulative effect of accounting
change	(538)	96	66	103
Cumulative effect of accounting change, net of income tax
of $17	-	-	-	(39)
Net income (Loss)	(538)	96	66	64
Dividends on preference shares	2	2	6	7
Net income (Loss) attributable to common
shareholders	(540)	94	60	57
Earnings (Loss) Per Share
Basic:
Income (Loss) from continuing operations	(1.44)	0.36	0.15	0.79
Income (Loss) from discontinued operations	(0.02)	(0.06)	0.01	(0.49)
Cumulative effect of accounting change	-	-	-	(0.12)
Net income (Loss) per common share - basic	(1.46)	0.30	0.16	0.18
Diluted:
Income (Loss) from continuing operations	(1.44)	0.35	0.15	0.79
Income (Loss) from discontinued operations	(0.02)	(0.06)	0.01	(0.49)
Cumulative effect of accounting change	-	-	-	(0.12)
Net income (Loss) per common share - diluted	(1.46)	0.29	0.16	0.18
Dividends per common share	-	-	0.60	0.60

*Excludes Pechiney, see note 2.

ALCAN INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	2004	2003
December 31 (in millions of US$)

ASSETS

Current assets
Cash and time deposits	184	686
Trade receivables (net of allowances of $89 in 2004 and $92 in 2003)	3,389	2,899
Other receivables	837	655
Deferred income taxes	179	46
Inventories	4,023	3,554
Current assets held for sale	865	1,274
Total current assets	9,477	9,114

Deferred charges and other assets	1,749	1,562
Deferred income taxes	875	734
Property, plant and equipment
Cost (excluding construction work in progress)	22,068	20,754
Construction work in progress	816	626
Accumulated depreciation	(9,399)	(7,234)
	13,485	14,146
Intangible assets (net of accumulated amortization of $172
in 2004 and $86 in 2003)	1,394	1,212
Goodwill	6,477	4,686
Long-term assets held for sale	103	494
Total assets	33,560	31,948

ALCAN INC.

CONSOLIDATED BALANCE SHEET (cont'd)

(unaudited)

	2004	2003
December 31 (in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,548	4,773
Short-term borrowings	2,486	1,764
Debt maturing within one year	569	341
Deferred income taxes	46	80
Current liabilities of operations held for sale	727	633
Total current liabilities	9,376	7,591

Debt not maturing within one year	6,344	7,437
Deferred credits and other liabilities	4,834	3,982
Deferred income taxes	1,682	1,702
Long-term liabilities of operations held for sale	361	556
Minority interests	242	403

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,670	6,461
Additional paid-in capital	112	128
Retained earnings	3,170	3,331
Common shares held by a subsidiary	(35)	(56)
Accumulated other comprehensive income	644	253
	10,561	10,117
	10,721	10,277

Total liabilities and shareholders' equity	33,560	31,948

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Fourth Quarter		Year
Periods ended December 31	2004	2003*	2004	2003*
(in millions of US$)

OPERATING ACTIVITIES
Net income (Loss)	(538)	96	66	64
Loss (Income) from discontinued operations	9	19	(6)	159
Income (Loss) from continuing operations	(529)	115	60	223
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	-	-	-	39
Depreciation and amortization	363	217	1,345	862
Deferred income taxes	(71)	(89)	(74)	(2)
Equity income, net of dividends	(4)	1	(32)	(11)
Asset impairment provisions	80	19	98	36
Goodwill impairment	346	28	346	28
Stock option compensation	4	4	11	13
Write-off of acquired in process research
and development	-	50	-	50
Gain on sale of businesses and investments -
net	(2)	(7)	(47)	(44)
Change in operating working capital
Change in receivables	73	271	(435)	339
Change in inventories	(17)	5	24	69
Change in payables and accrued liabilities	66	89	324	61
Change in deferred charges, other assets,
deferred credits and other liabilities - net	(8)	(116)	21	101
Other - net	37	18	107	37
Cash from operating activities in continuing operations	338	605	1,748	1,801

Cash from operating activities in discontinued
operations	38	18	123	11
Cash from operating activities	376	623	1,871	1,812

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)

(unaudited)

	Fourth Quarter		Year
Periods ended December 31	2004	2003*	2004	2003*
(in millions of US$)

FINANCING ACTIVITIES
Proceeds from issuance of new debt	305	3,133	1,768	3,638
Debt repayments	(144)	(61)	(1,615)	(593)
Short-term borrowings - net	(127)	671	(543)	577
Common shares issued	37	25	89	42
Dividends - Alcan shareholders (including preference)	(53)	(50)	(223)	(200)
- Minority interests	(6)	-	(3)	(11)
Cash from (used for) financing activities in continuing
operations	12	3,718	(527)	3,453

Cash used for financing activities in discontinued
operations	(2)	(44)	(48)	(29)

Cash from (used for) financing activities	10	3,674	(575)	3,424

INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	(500)	(291)	(1,289)	(838)
Business acquisitions and purchase of investments	(6)	(3,400)	(466)	(3,819)
Net proceeds from disposal of businesses, investments
and other assets	1	19	35	63
Other	1	-	(8)	-
Cash used for investment activities in continuing operations	(504)	(3,672)	(1,728)	(4,594)

Cash from (used for) investment activities in discontinued
operations	(9)	26	(22)	17

Cash used for investment activities	(513)	(3,646)	(1,750)	(4,577)

Effect of exchange rate changes on cash and time deposits	20	16	16	21
Increase (Decrease) in cash and time deposits	(107)	667	(438)	680

Cash and time deposits - beginning of period	447	111	778	98
Cash and time deposits - end of period in continuing
operations	184	686	184	686
Cash and time deposits - end of period in current assets
held for sale	156	92	156	92
Cash and time deposits - end of period	340	778	340	778

 *Excludes cash flows of Pechiney, see note 2.

ALCAN INC.

(in millions of US$)

1.         CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial data presented has been restated.

The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

2.         BASIS OF PRESENTATION

The unaudited consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with accounting principles generally accepted in the United States of America for interim reporting and therefore should be read in conjunction with the most recent annual financial statements included in the Form 8-K filed on June 14, 2004.

On December 15, 2003, Alcan acquired Pechiney.  Pechiney refers to Pechiney, a French société anonyme, and where applicable, its consolidated subsidiaries.  The consolidated financial statements as at and for the quarter and year ended December 31, 2004 include the operations of Pechiney.  The financial statements as at December 31, 2003 include only the balance sheet of Pechiney.  The consolidated financial statements for the quarter and year ended December 31, 2003 do not include the operations of Pechiney.

On January 6, 2005, Alcan completed the spin-off of Novelis Inc., as described in Note 5 - Spin-Off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Subsequent to the spin-off, Alcan's rolled products operations will comprise five facilities in four countries.  Four of these facilities will be part of the Engineered Products operating segment, and one of these facilities will be a shared facility between the Engineered Products and the Packaging operating segments.

The balance sheets, statements of income and cash flows of the businesses transferred to Novelis Inc. are included in Alcan's consolidated financial statements for all periods presented.  Alcan's consolidated financial statements for all periods subsequent to December 31, 2004 will not include the balance sheets, statements of income and cash flows of the businesses transferred to Novelis Inc.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the fourth quarter and for the year 2004 were $97 and $357, respectively (2003: $62 and $218) of which $4 and $11 (2003: $2 and $6) were capitalized.

4.         SALES AND ACQUISITIONS OF BUSINESSES AND RESTRUCTURING ACTIVITIES

Aluminium de Grèce S.A.

On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG) to Mytilineos Holdings S.A. of Greece.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company owns approximately 12.9 million shares in AdG, representing a 60.2% equity interest.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies will be acquiring from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing, pursuant to a three-month put option.  After that, Mytilineos Holdings will have a call option for six months to purchase the remaining interest.  The sale of shares and completion of the transaction, which is subject to approval from the competition authorities as well as the Greek Ministry of Development, is expected to close during the first quarter of 2005.

Ferroalloy Division

On December 30, 2004, the Company announced that it had reached agreement on the principal terms of a sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L., Spain's leading ferroalloys and independent electrical power producer.  The Company has classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities.  The transaction, which will be ultimately subject to relevant regulatory authorities' approvals, is expected to be completed in the second quarter of 2005.

Service Centre

Also in the fourth quarter of 2004, the Company committed to a plan to sell one of its service centres in France that is not part of its core operations.  The Company is actively pursuing potential purchasers. These assets are classified as held for sale and included in discontinued operations.

Copper and Ores and Concentrates Trading Businesses

In the second quarter of 2004, the Company classified in discontinued operations its copper and ores and concentrates trading businesses.  In the fourth quarter of 2004, the Company sold certain assets of its ores and concentrates trading division to its current management team, and sold the assets of its zinc and lead metal  trading business to Trafigura Ltd., and independent commodity trading company.

Suner Cartons and The Boxal Group

In the second quarter of 2004, the Company recorded the sale of the Boxal Group and Suner Cartons. The Boxal Group comprises three manufacturing facilities in France, the Netherlands and Switzerland as well as a sales office in Germany.  Suner Cartons comprises a facility in Spain.

Restructuring at Nine European Sites

Following a detailed assessment of the Company's activities subsequent to the Pechiney acquisition, in the fourth quarter of 2004, the Company announced restructuring efforts at nine European sites.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses in France.  The Company is actively pursuing potential purchasers and expects the sales to be completed by the end of 2005. These businesses have been classified in discontinued operations and assets held for sale during the fourth quarter of 2004.  The restructuring efforts also include the downsizing of four sites: Lafon in Italy, Kolin in the Czech Republic, Froges (pharmaceutical workshop) in France and Alcan Mass Transportation Systems (AMTS) business unit in Zurich, Switzerland, as well as three plant closures: Flemalle in Belgium, Cruseilles in France, and Garbagnate in Italy.

Rogerstone

On August 19, 2004, Alcan announced, in light of increasingly competitive market conditions, a proposal to consolidate its U.K. aluminum sheet rolling activity at its plant in Rogerstone, Wales, to improve competitiveness through better capacity utilization and economies of scale. As a result of this proposal, production ceased at the rolling mill in Falkrik, Scotland in December 2004 and the rolling mill is expected to close during the first quarter of 2005.  Sixty-five employees were terminated as at December 31, 2004.  The consolidation resulted in charges of approximately $19, pre-tax, in 2004.

Oman Oil Company and Abu Dhabi Water and Electricity Authority

On June 30, 2004, the Company announced the signing of a Memorandum of Understanding with Oman Oil Company (OOC) and with the Abu Dhabi Water and Electricity Authority (ADWEA) for a 20 percent equity interest in the development of a proposed 330-kt per annum aluminum smelter project in Sohar, Oman.  The Company has the option of acquiring up to 60 percent of a planned second potline for an additional 330-kt per annum of aluminum.  The agreement provides that the Company would license its Pechiney AP30 smelter technology and take a leading role in the construction and operation of the smelter. Subject to successful completion of the project agreements and financing arrangements, construction is expected to commence in the second half of 2005 and result in the first metal production by the end of 2007.

5.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis) to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.   Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe as their end-use markets and customers are more similar to those of Novelis.  The spin-off, which was approved by both the shareholders and Board of Directors of Alcan, completes the planned strategic spin-off that was initially announced on May 18, 2004.   Additionally, the spin-off of Novelis satisfied certain regulatory requirements associated with the acquisition of Pechiney, including the requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities and allows Alcan to retain Ravenswood.

Montreal, Canada

8 February 2005